Please note that this is an unofficial office translation, in which an attempt has been made to be as literal as possible without jeopardizing the overall continuity.
Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.

DEED OF AMENDMENT OF THE ARTICLES OF ASSOCIATION OF REYNOLDS PACKAGING INTERNATIONAL B.V.

On the twenty-second day of May two thousand and fourteen appeared before me, Marrigje Elisabeth de Wilde, deputy civil law notary, deputising for Thijs Pieter Flokstra, civil law notary, officiating in Amsterdam, the Netherlands:
Mark Robin Johannes Maarschalkerweerd, with office address at Strawinskylaan 10, 1077 XZ Amsterdam, the Netherlands, born in Haarlem, the Netherlands, on the thirteenth day of February nineteen hundred and ninety.
The person appearing declared that on the eighth day of May two thousand and fourteen, the sole shareholder of Reynolds Packaging International B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, its registered office address at Teleportboulevard 140, 1043 EJ Amsterdam, the Netherlands, and registered with the trade register of the Dutch Chamber of Commerce under number 34291103, resolved without holding a general meeting of shareholders to amend and fully renew the articles of association of the company and to authorise the person appearing to execute this deed. A copy of the resolution has been attached to this deed.
The articles of association of the company have lastly been amended by a notarial deed of amendment of the articles of association executed before Thijs Pieter

Flokstra, civil law notary, aforementioned, on the fourth day of December two thousand and twelve.
To execute the resolution to amend the articles, the person appearing declared to amend and fully renew the articles of association of the company as follows: ARTICLES OF ASSOCIATION
CHAPTER I.
Definitions. Article 1.
In these articles of association the following expressions shall have the following meanings:

a.	the general meeting: the body of the company formed by shareholders or others entitled to vote;

b.	in writing or written: a reproducible message transmitted by any current means of (electronic) communication;

c.	qualifying attendees: shareholders, holders of depository receipts to which the right of assembly accrues, as well as usufructuaries and pledgees to whom the right of assembly accrue; and

d.	right of assembly: the right to attend and address the general meeting either in person or by means of a written proxy.
CHAPTER II.
Name. seat. objects. Article 2. Name and seat.

1.	The name of the company is:
Reynolds Packaging International B.V.

2.	The official seat of the company is in Amsterdam, the Netherlands.
Article 3. Objects.
The objects of the company are:

a.	to incorporate, to participate in any way whatsoever, to manage, to supervise, to operate and to promote enterprises, businesses and companies as a holding company;

b.	to finance businesses and companies;

c.	to supply advice and to render services to enterprises and companies with which the company forms a group and to third parties;

d.
to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned;

e.	to render guarantees, to bind the company and to pledge its assets for obligations of this company or the companies and enterprises with which it forms a group and on behalf of third parties;

f.	to obtain, alienate, manage and exploit registered property and items of property in general;

g.	to trade and invest in currencies, securities and items of property in general;

h.	to develop and trade patent, trade marks, licenses, know-how and other industrial and intellectual property rights;
i.to perform any and all activity of industrial, financial or commercial nature; as well as everything pertaining the foregoing, relating thereto or conductive thereto, all in the widest sense of the word.
CHAPTER III.
Capital and shares. Register.
Article 4. Capital and shares.

1.	The capital is divided into ordinary shares with a nominal value of one hundred euro (€ 100) each, numbered consecutively from 1 onwards.

2.	All shares are registered. Each share bears the right to vote. No share certificates shall be issued.
Article 5. Register of shareholders.

1.
The board of directors shall keep a register in which the names and addresses of all shareholders are recorded, showing the date on which they acquired the shares, the date of the acknowledgement or notification and the amount paid on each share.

2.
The names and addresses of those with a right of usufruct (‘life interest’) or a right of pledge on the shares shall be recorded in the register, stating the date on which they acquired such right, the date of acknowledgement or notification, and which rights attached to the relevant shares accrue to them. The register shall further contain the names and addresses of those holding depository receipts to which the right of assembly accrues, stating the date the right of assembly accrued to the relevant depository receipt, as well as the date of acknowledgement or notification.

3.	Shareholders and others whose details must be reflected in the register pursuant to paragraph 2 above shall timely provide the board of directors with the required information.

4.	The register shall be kept accurate and up to date. All entries and notes in the register shall be signed by a director.

5.
On application by a shareholder, a usufructuary (beneficiary of a life interest), a pledgee or a holder of a depository receipt to which the right of assembly accrues, the board of directors shall furnish an extract from the register, free of charge, insofar as it relates to his rights on a share or a depository receipt. If a share is subject to a right of usufruct or a right of pledge, then the extract shall mention to whom the voting rights and the rights of assembly accrue.

6.
The board of directors shall make the register available at the company’s office for inspection by shareholders, usufructuaries (beneficiaries of a life interest), pledgees and holders of depository receipts with the right of assembly.

CHAPTER IV.
Issue of shares. Acquisition of treasury shares.
Article 6. Issue of shares. Body authorised to issue shares. Notarial deed.

1.	The issue of shares can only be effected pursuant to a resolution of the general meeting. The general meeting may delegate its authority to another body and may revoke any such delegation.

2.	The issue of a share requires a deed prepared for that purpose and executed by the parties involved in the presence of a civil law notary registered in the Netherlands.
Article 7. Conditions of issue. Rights of pre-emption.

1.	The resolution to issue shares shall stipulate the price and the further conditions of the issue.

2.	Subject to the restrictions set by law, each shareholder shall have a right of pre-emption proportionate to the aggregate amount of his shares upon an issue of shares.

3.	Shareholders shall have a similar right of pre-emption if rights to subscribe for shares are granted.

4.	Prior to each single issue the right of pre-emption may be limited or excluded by the body of the company competent to issue.

5.
The company shall announce an issue which is subject to a right of pre- emption, as well as the period during which such right may be exercised, to all shareholders in writing. Such written notification shall be sent to the addresses notified by the shareholders to the company.

Article 8. Payment for shares.

1.
The nominal amount of each share must be paid up on issue. Parties can agree that the nominal amount or a part thereof shall only need to be paid up upon the lapse of a certain period of time or upon demand by the company.

2.
Payment on a share must be made in cash to the extent that no other manner of payment has been agreed on. The board of directors shall be authorised to perform legal acts pertaining to a non-cash contribution on shares.

3.	Payment in a currency other than the currency in which the nominal value of the shares is denominated, can only occur with the consent of the company.
Article 9. Acquisition of own shares.

1.	Upon an issue of shares the company cannot subscribe for shares in its own share capital.

2.	The board of directors decides on the acquisition of own shares with due observance of the relevant provisions of the law.
CHAPTER V.
Transfer of shares. Limited rights. Depository receipts.
Article 10. Approval.

1.	In order to be valid any transfer of shares shall require the prior approval of the general meeting. No approval is required if, (i) all other shareholders consent to the relevant transfer in writing, (ii) a shareholder is obliged by law to transfer his shares to a prior shareholder or (iii) the shares are transferred as a result of the enforcement of a pledge established on those shares.

2.
A shareholder intending to transfer shares shall notify the board of directors thereof in writing, stating the number of shares the shareholder intends to transfer as well as the details of the party(ies) to whom the shareholder intends to transfer such shares.

3.	The approval shall be deemed to have been granted, if either:

a.	the general meeting has not approved or all other shareholders have not consented to the transfer within three months; or

b.
the approval has been refused without the general meeting having informed the offering shareholder, at the same time as the refusal, of one or more interested parties who are prepared to purchase all the shares to which the request for approval relates, against payment in cash.

4.
Unless the offering shareholder and the party(ies) interested designated by the general meeting and accepted by him agree otherwise as to the price or the determination of the price, the purchase price of the shares shall be determined by one or more independent experts, appointed by the board of directors. The experts referred to in the preceding sentence shall be authorised to inspect all books and records of the company and to obtain all such information as will be useful for him/them to set the price.

5.
The offering shareholder remains entitled to withdraw his offer, provided he does so within one month after he is informed to which interested party(ies) he can sell all the shares to which the request for approval relates and at what price.

6.	The costs of the determination of the price shall be borne:

a.	by the offering shareholder if he withdraws;

b.
for one half by the offering shareholder and the other half by the interested party(ies), such in proportion to the number of shares purchased, if the shares are purchased by the interested party(ies);

c.	by the company in the event that the circumstances under a. or b. do not apply.

7.	Disposal of own shares by the company is subject to the share transfer restrictions.
Article 11. Transfer of shares.

1.	The transfer of a share or a right in rem thereon requires a deed prepared for that purpose and executed by the parties involved in the presence of a civil law notary registered in the Netherlands.

2.	The rights attached to a share can only be exercised after the company has acknowledged such legal act or the deed has been served on the company in accordance with the relevant provisions of the law, unless the company is party to the legal act.
Article 12. Usufruct. Pledge.

1.	The shares may be encumbered with a right of usufruct or a right of pledge. The right to vote on shares encumbered with a right of usufruct or a right of pledge shall accrue to the shareholder.

2.
In contravention to the preceding paragraph, the voting rights shall accrue to the usufructuary or pledgee if such, in accordance with the relevant provisions of the law, has been stipulated upon the establishment of the right of usufruct or the right of pledge, or afterwards if such has been agreed in writing between the shareholder and the usufructuary or pledgee.

3.
A shareholder not entitled to exercise the voting rights in respect of his shares due to a right of usufruct or a right of pledge, as well as a usufructuary or a pledgee to whom the voting rights on such encumbered shares accrue, have the rights which by virtue of the law accrue to the holders of depository receipts to which the right of assembly accrues. The usufructuary or the pledgee not having the voting rights on such encumbered shares shall also have these rights, unless otherwise agreed at the establishment or the transfer of the right of usufruct or the right of pledge.

Article 13. Depository Receipts.

1.
No right of assembly accrues to the holders of depository receipts. The general meeting is authorised to assign the right of assembly to depository receipts as well as to deprive the right of assembly from depository receipts.

2.	The provisions of article 11, paragraph 2, above equally apply to the transfer of a depository receipt to which the right of assembly accrues.
CHAPTER VI.
Board of Directors.
Article 14. Board of directors.
The board of directors of the company shall consist of one or more directors A and directors B. The number of directors A shall equal the number of directors B. Article 15. Appointment, suspension and dismissal. Remuneration.

1.	The general meeting shall appoint the directors.

2.	A director may at any time be suspended or dismissed by the general meeting.

3.	The general meeting shall determine the remuneration and further conditions of employment for each director.
Article 16. Duties of the board of directors. Decision-making process. Allocation of duties.

1.
Subject to the restrictions imposed by these articles of association, the board of directors shall be entrusted with the management of the company. In performing their duties, the directors shall act in accordance with the interests of the company and of the business connected with it.

2.
Meetings of the board of directors may be held physically, by telephone or by electronic means of communication. Decisions of the board of directors require an absolute majority of votes cast. Each director A shall be entitled to cast a number of votes equalling the number of directors B present or represented and vice versa. If there is a tie of votes the general meeting shall decide. Abstentions do not count. The board of directors may lay down rules regarding its own decision-making process.

3.	The board of directors may determine the duties with which each director will be charged in particular.

4.	A director may be represented by a co-director authorised in writing. A director may not act as representative for more than one co-director.

5.
Resolutions of the board of directors may also be adopted without recourse to a meeting, provided such resolutions are adopted in writing by unanimous vote of all directors in office in respect of whom no conflict of interest within the meaning of paragraph 6 of this article exists.

6.
Each director is obliged to inform the board of directors of any conflict of interest between such director and the company without delay. A director shall not participate in any deliberations or decision-making process of the board of directors, if such director has a direct or indirect personal interest which conflicts with the interest of the company or its business. In such case the other non-conflicted directors shall pass the resolution. If all directors are conflicted as referred to above, then the general meeting shall pass the resolution.

7.
The board of directors shall adhere to the instructions of the general meeting. The board of directors shall follow such directions, unless these are contrary to the interests of the company and its business.

Article 17. Representation.

1.	The board of directors shall be authorised to represent the company. The authority to represent the company shall also accrue to one director A and one director B acting jointly.

2.
The board of directors may appoint officers with general or limited power to represent the company. Each of these officers shall be able to represent the company with due observance of any restrictions imposed on him. The board of directors shall determine their titles.

Article 18. Approval of decisions of the board of directors.

1.
The general meeting is entitled to require resolutions of the board of directors to be subject to its approval. These resolutions shall be clearly specified and notified to the board of directors in writing.

2.	The lack of approval referred to in paragraph 1 does not affect the authority of the board of directors to represent the company.

Article 19. Absence or prevention.

1.
If one or more directors is/are absent or prevented from performing their duties, the remaining director(s) shall be temporarily entrusted with the entire management of the company, provided that at least one director A and one director B are not absent or prevented from performing their duties.

2.
If the sole director A is absent or prevented from performing its duties, the management of the company shall be temporarily entrusted to the person designated for that purpose by the general meeting together with any director

B. If the sole director B is absent or prevented from performing its duties, the management of the company shall be temporarily entrusted to the person designated for that purpose by the general meeting together with any director A.

3.	If all directors are absent or prevented from performing their duties, the management of the company shall be temporarily entrusted to the person designated for that purpose by the general meeting.
CHAPTER VII.
Annual accounts. Profits.
Article 20. Financial year. Preparation of the annual accounts. Deposition for inspection. Accountant.

1.	The financial year of the company shall be the calendar year.

2.
Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this term is extended by the general meeting by not more than six months, the board of directors shall prepare the balance sheet and the profit and loss account together with the explanatory notes thereto (the annual accounts).

3.
The board of directors shall deposit the annual accounts for inspection by the shareholders at the office of the company within the period referred to in paragraph 2. Within this period the board of directors shall also deposit the annual report for inspection by the shareholders.

4.	The annual accounts shall be signed by each director; if the signature of one or more directors is lacking, then this shall be stated and reasons therefore shall be given.

5.
The company may, and if the law so requires shall appoint a “register- accountant” or other accountant referred to in Section 2:393 of the Dutch Civil Code, as well as an organisation within which such accountants practice, to audit the annual accounts.

Article 21. Adoption of the annual accounts. Publication.

1.	The general meeting shall adopt the annual accounts.

2.
Following the adoption of the annual accounts, the board of directors shall propose to the general meeting to discharge each director for the performance of management for the financial year concerned, to the extent that such performance is apparent from the annual accounts or has been disclosed to the general meeting in a different manner.

3.
The company shall publish the annual accounts within eight days following the adoption subject to statutory exemptions, if applicable. If no statutory exemption applies, the annual accounts for any given financial year must be published no later than thirteen months after the lapse of the relevant financial year.

Article 22. Allocation of profits. Distributions.

1.	The general meeting is authorised to allocate the profits as determined by the adoption of the annual accounts and to establish distributions.

2.	Distributions can only take place to the extent that the company’s equity exceeds the amount of any reserves that the company must retain by virtue of law or these articles of association.

3.
A resolution to declare a(n) (interim) distribution has no effect as long as the board of directors has not approved such (interim) distribution. The board of directors shall only withhold its approval if it is, or reasonably should be, aware that the company will not able to continue to satisfy its matured debts.

4.
If the company is not able to continue to satisfy its matured debts following a distribution, then the directors which were or reasonably ought to have been aware of this shall be jointly liable towards the company for an amount equal to the deficit caused by such distribution increased by statutory interest accrued as of the date of the distribution. Section 2:248 paragraph 5 of the Dutch Civil Code shall apply accordingly. A director shall not be liable if he proves that he cannot be blamed for the distribution made by the company and that he has not been negligent in taking measures to avert the consequences of the distribution. Any recipient of a distribution who was or reasonably ought to have been aware that following the distribution the company could not continue to satisfy its matured debts shall reimburse the deficit caused by the distribution up to the amount or value of the distribution received by him from the company, increased by statutory interest accrued as of the date of the distribution. If the directors have satisfied the claim referred to in the first sentence of this paragraph, the reimbursement referred to in the fourth sentence of this paragraph shall be made to the directors in proportion to the amounts paid by each director. The debtor shall not be entitled to set-off a liability claim pursuant to the first or fourth sentence of this paragraph.

For the purpose of this paragraph, any (co-)policy-maker of the company qualifies as a director. The provisions of this paragraph shall not apply to distributions consisting of shares in the share capital of the company or contributions on shares which have not yet been fully paid up.

5.	A claim of a shareholder for payment of a distribution shall be barred after five years have elapsed.

CHAPTER VIII.
Decision-making of shareholders.
Article 23. General meeting. Convocation. Decision-making process without a meeting. Records.

1.	Each financial year at least one general meeting shall be held or at least one resolution shall be passed in accordance in with article 25 of these articles of association.

2.	Other general meetings shall be held as often as the board of directors deems such necessary.

3.
General meetings shall be convened by the board of directors by means of a convocation notification addressed to the qualifying attendees as set out in the register referred to in article 5. If the qualifying attendee concerned consents thereto, general meetings may also be convened by means of sending an electronic, legible and reproducible message to the address notified by him to the company for that purpose.

4.	The convocation shall take place no later than on the eighth day prior to the date of the meeting.

5.
The general meetings shall be held in the municipality where the company has its official seat according to these articles of association or in Schiphol (municipality Haarlemmermeer), the Netherlands. A general meeting may be held elsewhere, provided that all qualifying attendees consented to the location of the meeting and the directors have had the opportunity to render their advice prior to such meeting.

6.	The general meeting shall appoint its chairman. Until that moment a director shall act as chairman and in the absence of a director the eldest person at the meeting shall act as chairman.

7.	The directors shall, as such, have the right to give advice in the general meeting.

8.
The board of directors keeps a record of the resolutions adopted. If the board of directors is not represented at a meeting, the chairman of the general meeting shall provide the board of directors with a transcript of the resolutions adopted as soon as possible after the meeting. The records shall be deposited at the offices of the company for inspection by the qualifying attendees. Upon request each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

9.
If the prerequisites set by the law or by these articles of association in respect of the convocation and holding of general meetings have not been complied with, valid resolutions can be passed nevertheless, provided that all qualifying attendees have consented to the decision-making on the relevant subject matters and the directors have had the opportunity to render their advice in respect of the same.

Article 24. Voting. Right of assembly.

1.	Each share confers the right to cast one vote.

2.
Each qualifying attendee is authorised to, either in person or by means of a written proxy, attend and address the general meeting and, to the extent applicable, exercise his right to vote through electronic means of communication.

3.
To take part through electronic means of communication requires that the respective qualifying attendee can be identified through the electronic means of communication, is able to directly take note of the proceedings at the meeting and, to the extent applicable, is capable to exercise his right to vote. The board of directors may impose conditions on the use of electronic means of communication. Such conditions shall be announced with the convocation.

4.	To the extent not otherwise provided for, all resolutions shall be passed by an absolute majority of the votes cast irrespective of the part of the share capital present or represented at the meeting.

5.	If there is a tie vote of votes the proposal is rejected.
Article 25. Resolutions outside of meetings. Records.

1.	Decision-making may occur other than in a meeting, provided that all qualifying attendees have consented to the manner of decision-making.

2.	If the decision-making occurs outside a meeting the votes shall be cast in writing. Prior to such decision-making, the directors shall be offered the opportunity to render their advice.

3.
The board of directors shall immediately be informed of the votes cast. The board of directors shall keep a record of the resolutions thus made. The records shall be deposited at the offices of the company for inspection by the qualifying attendees. Upon request, each of them shall be provided with a copy or an extract of such record at not more than the actual costs.

CHAPTER IX.
Amendment of the articles of association and dissolution. Liquidation.
Article 26. Amendment of the articles of association and dissolution.

1.	The general meeting is authorised to amend the articles of association or to dissolve the company, with due observance of the relevant provisions of the law.

2.
A proposal of the board of directors to the general meeting to amend the articles of association or to dissolve the company must be stated in the convocation of the general meeting. If the proposal concerns an amendment of the articles of association, then a copy of the proposal including the text of the proposed amendment must at the same time be deposited and remain available at the company’s office for inspection by qualifying attendees until the end of the meeting.

Article 27. Liquidation.

1.
In the event of dissolution of the company the directors shall be charged with the liquidation of the business of the company, unless the general meeting appoints one or more other (legal) persons as liquidator.

2.	During liquidation the provisions of these articles of association shall remain in force as far as possible.

3.	The balance of the company remaining after payment of debts, shall be transferred to the shareholders in proportion to the aggregate nominal amount of their shares.

4.
All books, records and all other data carriers of the company must be kept by a custodian for a period of seven years after the company has ceased to exist. Such custodian shall be designated by the general meeting.

Final statement.
Finally, the person appearing declared that as per the moment this amendment of the articles of association becomes effective, the authorised capital of the company will no longer be included while the issued and paid up share capital of the company will remain the same, amounting to twelve million, six hundred and forty-eight thousand seven hundred euro (€ 12,648,700), divided into one hundred and twenty-six thousand, four hundred and eighty-seven (126,487) ordinary shares with a nominal value of one hundred euro (€ 100) each, numbered 1 through 126,487.
Final.
In witness whereof the original of this deed, which shall be retained by Thijs Pieter Flokstra, civil law notary, aforementioned, was executed in Amsterdam, the Netherlands, on the date first given in the head of this deed.
Having conveyed and explained the substance of this deed to the person appearing he declared that he took cognisance of the contents of the deed, agreed to these contents and did not require the deed to be read out to him in full.
Immediately after the reading of those parts of the deed which the law prescribes to be read out, this deed was signed by the person appearing, who is known to me, deputy civil law notary, and by myself, deputy civil law notary.